As filed with the Securities and Exchange Commission on January 15, 2021

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-229767

POST-EFFECTIVE AMENDMENT NO. 3 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-228202

Under the Securities Act of 1933

Extraction Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-1473923
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 17th Street, Suite 5200
Denver, Colorado 80202
(214) 368-2084
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Eric Christ
Vice President, General Counsel and Corporate Secretary of the Company
Extraction Oil & Gas, Inc.
370 17th Street, Suite 5200
Denver, Colorado 80202

(214) 368-2084 (Name, address, including zip code, and telephone number, including area code, of agent for service)
————————————————
Copies to:
Julian J. Seiguer
Bryan D. Flannery
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
(713) 836-3600
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Approximate date of commencement of proposed sale of the securities to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Extraction Oil & Gas, Inc. (the “Company”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.Registration Statement on Form S-3 (No. 333-228202), pertaining to the registration of an indeterminate number of shares of common stock, shares of preferred stock, depositary shares and warrants of the Company, with an aggregate initial offering price of up to $500,000,000, which was originally filed with the SEC on November 6, 2018 and amended on February 21, 2019; and

1.Registration Statement on Form S-3 (No. 333-229767), pertaining to the registration of an aggregate amount of 437,454 shares of common stock of the Company, which was originally filed with the SEC on February 21, 2019.

On June 14, 2020, the Company and certain of its wholly-owned subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Debtors’ Chapter 11 cases are being jointly administered under the caption In re Extraction Oil & Gas, Inc., et al., under lead case number 20-11548.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Denver, State of Colorado, on January 15, 2021.

EXTRACTION OIL & GAS, INC.

January 15, 2021	By:	/s/ Eric J. Christ
Eric J. Christ
Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

President, Chief Executive Officer and Director
/s/ Matthew R. Owens	(Principal Executive Officer)	January 15, 2021
Matthew R. Owens

Vice President and Chief Accounting Officer
/s/ Tom L. Brock	(Principal Financial Officer)	January 15, 2021
Tom L. Brock

*	Director	January 15, 2021
Marvin Chronister

*	Director	January 15, 2021
John S. Gaensbauer

*	Director	January 15, 2021
Peter A. Leidel

*	Director	January 15, 2021
Wayne W. Murdy

*	Director	January 15, 2021
Patrick D. O’Brien

*By:	/s/ Matthew R. Owens
Matthew R. Owens
Attorney-in-fact